Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “RAPID7, INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF DECEMBER, A.D. 2014, AT 12:26 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5053154 8100 141507392	AUTHENTICATION: DATE:	1937948 12-09-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:34 PM 12/09/2014 FILED 12:26 PM 12/09/2014 SRV 141507392 - 5053154 FILE

RAPID7, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Rapid7, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “GCLD”), does hereby certify as follows:

1. The name of this corporation is Rapid7, Inc. and that this corporation was originally incorporated pursuant to the GCLD on October 17, 2011 under the name Rapid7, Inc.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the GCLD.

4. This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the GCLD.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 9th day of December, 2014.

By:	/s/ Corey E. Thomas
Name:	Corey E. Thomas
Title:	President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RAPID7, INC.

ARTICLE ONE

The name of the corporation is Rapid7, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCLD”).

ARTICLE FOUR

A. AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 52,092,603 shares, consisting of:

1.	6,303,033 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”);

2.	519,269 shares of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”);

3.	6,873,797 shares of Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock)”;

4.	2,696,504 shares of Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock” and together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”) and

5.	35,700,000 shares of Common Stock, par value $0.01 per share.

The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock and the Common Stock are as set forth in this Article Four.

In accordance with the provisions of Section 242(b)(2) of the GCLD, the number of authorized shares of any class or series of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class or series vote requirements set forth in Section 242(b)(2) of the GCLD (but, in the case of any decrease, not below the number of outstanding shares of any such class or series).

B. PREFERRED STOCK

Section 1. Dividends.

(a) General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the GCLD, the Corporation shall pay preferential dividends in cash or property (net of liabilities assumed or to which the property is subject) to the holders of the Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends shall accrue on each share of the Preferred Stock (each such share, a “Preferred Share”) on a daily basis, and shall compound annually, at the rate of 5.5% per annum of the sum of the Liquidation Value thereof plus all accrued but unpaid dividends thereon whether or not declared together with any other dividends declared but unpaid thereon from and including the date of issuance of such Preferred Share (as described below) to and including the first to occur of (i) the date on which the Liquidation Value of such Preferred Share (plus all accrued but unpaid dividends thereon whether or not declared together with any other dividends declared but unpaid thereon) is paid to the holder thereof in connection with the liquidation, dissolution or winding up of the Corporation or the redemption of such Preferred Share by the Corporation, (ii) the date on which such Preferred Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such Preferred Share is otherwise acquired by the Corporation (the “Accruing Dividends”); provided however, that except as set forth in Section 2(a) and Section 3, the Accruing Dividends and any other dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation. The Accruing Dividends shall accrue whether or not they have been declared and whether or not there are profits or “surplus” (as defined in the GCLD) of the Corporation available for the payment of dividends, and such dividends shall be cumulative such that all Accruing Dividends together with any other dividends declared but unpaid thereon shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any Junior Securities. For purposes of this Section 1, the “date of issuance” of a Preferred Share shall be (i) with respect to Series A Preferred Stock and Series B Preferred Stock issued after November 16, 2011 and Series D Preferred Stock, the date on which the Corporation initially issues such Preferred Share; (ii) with respect to Series C Preferred Stock, November 16, 2011 and (ii) with respect to Series A Preferred Stock and Series B Preferred Stock issued in exchange for Series A Convertible Preferred Units or Series B Convertible Preferred Units of Rapid7 LLC, the date on which Rapid7 LLC issued the Series B Convertible Preferred Unit or Series A Convertible Preferred Unit, as applicable, that was exchanged for such Preferred Share pursuant to the Purchase and Exchange Agreement, regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Preferred Share. The Corporation’s Board of Directors shall have no obligation to declare dividends pursuant to this Section 1.

(b) Dividend Reference Dates. To the extent not paid on December 31 of each year, beginning December 31, 2011 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the twelve-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

(c) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the Accruing Dividends together with any other dividends declared but unpaid thereon with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate Accruing Dividends and other declared but unpaid dividends on the Preferred Shares held by each such holder.

(d) Participating Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 2. Liquidation.

(a) Liquidation Preference.

(i) Series D Preferred Stock Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) each holder of Series D Preferred Stock shall be entitled to be paid, before any distribution or payment is made to any holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or any Junior Securities by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (1) the Liquidation Value specified for such share of Series D Preferred Stock and (2) all Accruing Dividends together with any other dividends declared but unpaid thereon on such share of Series D Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the holders of the Series D Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2(a)(i), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among the holders of Series D Preferred Stock based upon the aggregate Liquidation Value (plus all Accruing Dividends together with any other dividends declared but unpaid thereon) of the Series D Preferred Stock held by such holder.

(ii) Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock Liquidation Preference. Subject to the payment in full of the amounts payable to the holders of Series D Preferred Stock pursuant to Section 2(a)(i), in the event of any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to be paid, before any distribution or payment is made to any holders of the Junior Securities by reason of their ownership of such stock, an amount per share for each share of such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by them equal to the greater of (A) the sum of (1) the Liquidation Value specified for such share of Preferred Stock and (ii) all Accruing Dividends together with any other dividends declared but unpaid thereon on such share of Preferred Stock; or (B) the maximum amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if part or all of such holder’s Preferred Stock was converted into Common Stock immediately prior to such event, and the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be entitled to any further payment with respect to their shares. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the holders of the such Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2(a)(ii), then the remaining assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all Accruing Dividends together with any other dividends declared but unpaid thereon) of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder.

(iii) Distribution of Remaining Assets. Subject to the payment in full of the amounts payable to the holders of Series D Preferred Stock pursuant to Section 2(a)(i) and the amounts payable to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Section 2(a)(ii), in the event of liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series D Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

(b) The fair value of any distribution in a form other than cash and securities (which shall be valued at the Market Price thereof on the day of receipt) shall be mutually agreed upon by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such distribution shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(c) Notice. Not less than fifteen (15) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Preferred Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

(d) Deemed Liquidation. Unless the Required Holders agree in writing otherwise, any (i) merger, reorganization or consolidation which results in (A) the voting securities of the Corporation outstanding immediately prior thereto or the voting securities issued with respect to the voting securities of the Corporation outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Corporation or such surviving or acquiring entity outstanding immediately after such merger, reorganization or consolidation, (B) the holders of the voting securities of the Corporation having immediately after such merger, reorganization or consolidation securities which have material and adversely different rights, preferences or privileges than the securities such holders had immediately prior thereto or (C) a material change in the relative proportionate voting power of the continuing holders of voting securities of the Corporation, (ii) direct or indirect disposition, transfer, sale or exclusive lease or exclusive license of all or substantially all of the assets of the Corporation, (iii) sale or related sales of the Corporation’s Subsidiaries (whether by merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation, or (iv) transfer of shares of the Corporation’s capital stock by its holders, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the voting securities of the Corporation, (each, a “Deemed Liquidation Event”) shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 2, and the holders of Preferred Stock and Common Stock shall be entitled to receive from the Corporation the amounts payable with respect to such holder’s Preferred Stock and Common Stock upon a liquidation, dissolution or winding up of the Corporation under Section 2(a) and Part C, Section 3 in cancellation of their Preferred Shares and shares of Common Stock upon the consummation of any such transaction. For the avoidance of doubt, if any of the proceeds payable to stockholders of the Corporation in a Deemed Liquidation Event are placed into escrow and/or are payable to stockholders of the Corporation on a deferred basis or subject to contingencies (such as an earnout), the agreement governing such Deemed Liquidation Event shall provide that (x) the portion of such consideration that is payable at closing (the “Initial Consideration”) shall be allocated in accordance with Section 2(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (y) any additional consideration which becomes payable to the stockholders of the Corporation by release from escrow or otherwise shall be allocated in accordance with Section 2(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 3. Redemptions.

(a) Redemptions upon Request. At any time after November 16, 2018, the Required Holders may request redemption of all shares of Preferred Stock then outstanding by delivering written notice of such request (“Redemption Request”) to the Corporation. The Corporation shall be required to redeem all the Preferred Stock in two equal installments, the first installment to be on the date designated in such Redemption Request, which will be no sooner than sixty (60) days following the delivery of such Redemption Request, and the second installment to be on the date that is one year after the scheduled payment date of the first installment (the dates designated, the “Redemption Dates”).

(b) Notice of Redemption. The Corporation shall mail written notice of each Redemption Request to each record holder of Preferred Stock not less than forty (40) days prior to each Redemption Date.

(c) Redemption Payments. For each Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Preferred Share) an amount in cash equal to the greater of (i) the Liquidation Value of such Preferred Share plus all Accruing Dividends together with any other dividends declared but unpaid thereon and (ii) the fair market value of such Preferred Share (such amount, the “Redemption Price”). The fair market value shall be mutually agreed upon by the Required Holders and the Board of Directors of the Corporation; provided, that the fair market value of a Preferred Share shall be calculated as the amount payable to a holder of such Preferred Share if all the assets and businesses of the Corporation as a going concern were sold at their fair market value to an unrelated third party and the net proceeds distributed in accordance with Section 2 Section 2(a); and provided, further, that if the fair market value cannot be agreed upon by the Required Holders and the Board of Directors of the Corporation within a reasonable period of time, the fair market value shall be determined by an independent appraiser jointly selected by the Board of Directors of the Corporation and the Required Holders, with the fees and expenses of such appraiser to be borne by the Corporation. If on any Redemption Date the Corporation’s “surplus” (as defined under the GCLD) is insufficient to redeem the total number of Preferred Shares to be redeemed on such date, all of the available “surplus” shall be used to redeem the maximum possible number of Preferred Shares being redeemed pro rata among the holders of Preferred Shares and pro rata among the Preferred Shares held by a holder, in accordance with aggregate Redemption Price applicable to such holders or Preferred Shares, as applicable. At any time thereafter when additional “surplus” of the Corporation becomes available to permit the redemption of Preferred Shares, all of such “surplus” shall immediately be used to redeem the balance of the Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. Any Preferred Shares which are not redeemed as a result of the circumstances described in this Section 3(c) shall remain outstanding and Accruing Dividends shall continue to accrue until such Preferred Shares shall have been redeemed and the Redemption Prices therefor shall have been paid or set aside for payment in full.

(d) Rights After Redemption Date. No Preferred Share shall be entitled to any Accruing Dividends after the date on which the Redemption Price of such Preferred Share is paid to the holder of such Preferred Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

(e) Redeemed or Otherwise Acquired Shares. Any Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be automatically canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(f) Restrictions on Other Payments. After the receipt by the Corporation of a Redemption Request, unless and until the aggregate Redemption Price for the Preferred Stock to be redeemed on any Redemption Date has been paid to the holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any capital stock of the Corporation (other than solely in Common Stock for which adjustment may be made pursuant to Section 5(e)), and (ii) no equity interest of the Corporation shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such equity interest) by the Corporation or any Subsidiary (except by conversion into or exchange for Common Stock of the Corporation for which adjustment may be made pursuant to Section 5(c), 5(e), 5(f) or 5(g)) and except for repurchases of capital stock from employees in connection with their termination of employment pursuant to contractual call rights or rights of first refusal in which equity interests of the Company held by such employee(s) are redeemed at a price no greater than the original purchase price for such equity interests).

(g) Redemption Call. Notwithstanding anything contained in this Section 3 to the contrary, if the Required Holders elect to cause the redemption of the Preferred Stock, the Corporation (directly or through its assigns) shall have the right upon written notice to the holders of Preferred Stock prior to the Redemption Date to arrange a purchase of the outstanding shares of Preferred Stock by a designee of the Corporation in lieu of redeeming the Preferred Stock (the “Redemption Call”); provided that such designee shall offer to purchase all of the Preferred Stock outstanding and not to be redeemed by the Corporation. In the event the Corporation exercises the Redemption Call, the purchase and sale of the outstanding equity securities of the holders of Preferred Stock by such designee shall be solely for cash, shall only require the holder of Preferred Stock to execute a stock power and shall not require such holder to provide any representations, warranties, covenants or undertakings except with respect to the ownership of the shares of Preferred Stock to be sold. If, upon the arrangement of a bona fide offer to purchase the outstanding shares of Preferred Stock pursuant to a Redemption Call, any holder of Preferred Shares refuses to participate in such sale, the right to redemption set forth in this Section 3 shall cease with respect to such Preferred Shares.

Section 4. Voting Rights.

The holders of the Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s by-laws, and except as otherwise required by Article Five or applicable law, the holders of the Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Preferred Share entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote; provided, however that the Series D Preferred Stock shall not be entitled to vote with respect to the election or removal of members of the Corporation’s Board of Directors pursuant to Article Five, Section 1 or otherwise.

Section 5. Conversion.

(a) Conversion Obligations. At any time and from time to time, any holder of Preferred Stock may convert all or any portion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Preferred Shares to be converted by, as applicable, the Series A Original Purchase Price, the Series B Original Purchase Price, the Series C Original Purchase Price or the Series D Original Purchase Price and dividing the result by the Conversion Price then in effect for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable.

(b) Conversion Procedure

(i) Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Preferred Shares converted as a holder of Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby. Any Preferred Stock so converted shall be retired and canceled and shall not be reissued.

(ii) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Public Offering, a change in control or other material transaction affecting the Corporation, the conversion of such Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(iii) As soon as possible after a conversion of any Preferred Shares has been effected (but in any event within five (5) business days in the case of subsection (1) below), the Corporation shall deliver to the holder of such Preferred Shares:

(1)	a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in the name such holder has specified; and

(2)	a certificate representing any Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv) The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance, transfer, stamp or other tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Preferred Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(v) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Shares.

(vi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock as may be issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(vii) The Corporation shall take all such steps as may be necessary or desirable, if any, to cause any dispositions or acquisitions of capital stock of the Corporation contemplated by the conversion of Preferred Stock pursuant to this Section 5 (including all IPO Participation Payments) by each Person who is or will become subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Corporation to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

(c) Conversion Price

(i) The initial Conversion Price shall be (A) with respect to the Series A Preferred Stock, the Series A Original Purchase Price, (B) with respect to the Series B Preferred Stock, the Series B Original Purchase Price, (C) with respect to the Series C Preferred Stock, the Series C Original Purchase Price and (D) with respect to the Series D Preferred Stock, the Series D Original Purchase Price. In order to prevent dilution of the conversion rights granted under this Section 5(c), the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5(c) and Sections 5(e), 5(f) and 5(g).

(ii) If and whenever the Corporation issues or sells, or in accordance with Section 5(d) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (A) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (B) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or, except with respect to clauses (4) or (6), deemed issue or sale) of Common Stock (the following, “Exempted Securities”):

(1) shares of Common Stock to employees, officers, directors, consultants, and advisors of the Corporation and its Subsidiaries pursuant to equity incentive plans, agreements or arrangements approved by the Corporation’s Board of Directors (subject to proportional adjustment for subsequent stock splits, combinations and dividends and similar recapitalizations affecting the Common Stock);

(2) in connection with bona fide debt financings in which Common Stock is issued or sold or deemed to be issued or sold to the lender, business acquisitions or mergers in which Common Stock is issued or sold or deemed to be issued or sold to the seller, or bona fide strategic partnerships in which Common Stock is issued or sold or deemed to be issued or sold to the strategic partner, in each case approved by the Corporation’s Board of Directors;

(3) pursuant to exercise of Options or conversion of Convertible Securities outstanding as of the date of issuance of the applicable Preferred Shares;

(4) pursuant to a conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock;

(5) that the Required Holders determine should not cause an adjustment in the Conversion Price;

(6) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock, provided that such dividend or distribution is made proportionally across all shares of Preferred Stock on an as-converted basis;

(7) shares of Common Stock issued in connection with a Qualified Public Offering;

(8) shares of Common Stock, Options or Convertible Securities issued in connection with the transactions contemplated by the Purchase Agreement; or

(9) shares of capital stock for which adjustments are provided in Sections 5(e), 5(f) and 5(g), which sections shall govern any adjustment.

(d) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 5(c), the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options and Section 5(c)(iii) does not apply, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a potential subsequent adjustment of such consideration) payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a potential subsequent adjustment of such consideration), if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale and Section 5(c)(iii) does not apply, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a potential subsequent adjustment of such consideration), if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (whether by the terms of such security, the effect of an anti-dilution provision, or otherwise), the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(d), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price of the Preferred Stock to be increased. For purposes of this Section 5(d), if the Corporation amends the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Shares to increase the number of shares of Common Stock issuable thereunder or decrease the consideration to be paid upon exercise, conversion or exchange thereof, then such Option or Convertible Security (and the Common Stock deemed issuable upon exercise, conversion or exchange thereof) shall be deemed to have been issued as of the date of such change. No adjustment to the Conversion Price pursuant to this Section 5(d)(iii) shall at any time cause the

Conversion Price to exceed the lesser of (A) the Conversion Price in effect immediately prior to the original adjustment date, or (B) the Conversion Price that would have resulted from any issuances of Common Stock between the original adjustment date and such readjustment date.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. No adjustment to the Conversion Price pursuant to this Section 5(d)(iv) shall at any time cause the Conversion Price to exceed the lesser of (A) the Conversion Price in effect immediately prior to the original adjustment date, or (B) the Conversion Price that would have resulted from any issuances of Common Stock between the original adjustment date and such readjustment date.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of amounts paid or payable for accrued interest, discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be mutually agreed upon by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01. In case any Common Stock is issued together with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock by the parties thereto, such Common Stock shall be deemed to be such proportion of total consideration as determined in good faith by the Corporation’s Board of Directors.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held (other than by retirement thereof) shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(e) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more series of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more series of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. The Conversion Price will not be proportionately adjusted pursuant to this Section 5(e), however, if the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of Common Stock in a number equal to the number of shares of Common Stock such holders would receive if all outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

(f) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the Required Holders) to insure that each of the holders of the Preferred Shares shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Shares, such shares of stock, securities or assets as such holder or holders would have received in connection with such Organic Change if such holder had converted its Preferred Shares immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the Required Holders) to insure that the provisions of this Section 5 shall thereafter be applicable to the Preferred Stock (including provisions with respect to changes in the Conversion Price). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Required Holders), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For the avoidance of doubt, to the extent any Organic Change constitutes a Deemed Liquidation Event, nothing herein shall affect a holder’s rights under Section 2(d).

(g) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Preferred Share.

(h) Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Preferred Stock at least 15 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Preferred Stock at least 15 days prior to the date on which any Organic Change shall take place. The Corporation shall also, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such holder’s Preferred Shares.

(i) Mandatory Conversion.

(i) The Corporation may at any time require the conversion of all, and not less than all, of the outstanding Preferred Stock hereunder if the Corporation is at such time effecting a Qualified Public Offering. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of the shares to be sold pursuant to such Qualified Public Offering and upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least seven (7) days prior to such closing.

(1)	In connection with a mandatory conversion pursuant to a Qualified Public Offering under Section 5(i)(i) or a mandatory conversion under Section 5(i)(ii) in connection with a Public Offering, each holder of Series D Preferred Stock shall be entitled to receive (A) the Conversion Stock to be issued pursuant to Section 5(i)(i) or Section 5(i)(ii), as applicable (the “Conversion Stock Payment”) plus (B) an additional amount of shares of Common Stock calculated in accordance with the following formula (the “IPO Participation Payment)”:

S2 = (OP * S1)/P1

(a)	“S2” shall mean the number of shares of Common Stock such Series D Preferred Stock holder shall be entitled to receive in addition to the Conversion Stock to be paid pursuant to Section 5(i)(i) or Section 5(i)(ii), as applicable.

(b)	“OP” shall mean the Liquidation Value for the Series D Preferred Stock.

(c)	“S1” shall mean the number of shares of Series D Preferred Stock held by such holder.

(d)	“P1” shall mean the IPO Price.

(2)	Notwithstanding the foregoing, if the IPO Participation Value is greater than three (3) times the Liquidation Value for the Series D Preferred Stock, multiplied by the number of shares of Series D Preferred Stock held by such holder, then the IPO Participation Payment shall be reduced to an amount (not less than zero) that results in such aggregate IPO Participation Value being equal to three (3) times the Liquidation Value for the Series D Preferred Stock, multiplied by the number of shares of Series D Preferred Stock held by such holder.

For purposes of the foregoing, the “IPO Participation Value” equals an amount determined by multiplying (i) the sum of the number of shares comprising the Conversion Stock Payment and the number of shares comprising the IPO Participation Payment by (ii) the IPO Price.

(ii) In addition, (x) all outstanding Series C Preferred Stock shall be converted automatically into shares of Conversion Stock hereunder upon the election of the holders of a majority of the Series C Preferred Stock then outstanding, (y) all outstanding Series A Preferred Stock and Series B Preferred Stock shall be converted automatically into shares of Conversion Stock hereunder upon the election of the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock then outstanding and (z) all outstanding Series D Preferred Stock shall be converted automatically into shares of Conversion Stock hereunder upon the election of the holders of 60% of the Series D Preferred Stock then outstanding. The holders of Preferred Stock shall surrender all of their stock certificates representing Preferred Stock in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such Preferred Stock in accordance with this Section 5. At the time any such conversion has been effected, the Preferred Stock so converted shall be retired and canceled and shall not be reissued and the rights of the holder of such Preferred Stock shall terminate with respect to such Preferred Stock.

Section 6. Protective Provisions.

(a) The Corporation shall not, and shall not permit any Subsidiary to, without the prior written consent of the Required Holders, either directly or indirectly by amendment, reclassification, conversion, cancellation, merger, consolidation, reorganization or otherwise (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):

(i) alter, amend, repeal, eliminate, nullify or waive any provision of this certificate of incorporation or the Corporation’s by-laws, except in connection with a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event;

(ii) increase or decrease the number of authorized shares of Preferred Stock or issue any Preferred Stock other than pursuant to the Purchase Agreement;

(iii) authorize or issue any capital stock of the Corporation that has rights, preferences or privileges senior to or pari passu with any rights, preferences or privileges of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or Series D Preferred Stock or authorize or issue any securities directly or indirectly exercisable for or convertible into capital stock of the Corporation that has rights, preferences or privileges senior to or pari passu with any rights, preferences or privileges of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or Series D Preferred Stock, excluding the Preferred Stock issued pursuant to the Purchase Agreement;

(iv) authorize, declare or pay any distribution (other than dividends on Common Stock payable solely in Common Stock) on any of the capital stock of the Corporation, except in connection with a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event in accordance with Section 1 and/or Section 2;

(v) redeem, purchase or otherwise acquire for value any equity security of the Corporation or any equity security of any Subsidiary, except for (i) repurchases of equity securities of the Company or its Subsidiaries from employees in connection with their termination of employment pursuant to contractual call rights or rights of first refusal in which equity securities of the Company held by such employees are redeemed at a price no greater than the original purchase price for such equity securities, (ii) redemption of Preferred Stock pursuant to Section 4, (iii) acquisitions, redemptions or purchases of equity securities of the Corporation in connection with a liquidation, dissolution or winding up of the Corporation, or in connection with a Deemed Liquidation Event; or (iv) repurchases of capital stock of the Corporation by the Corporation at purchase prices per share (as adjusted for any stock dividends, splits, reverse splits, combinations, subdivisions, recapitalizations or the like occurring after December 9, 2014) of no more than the Series D Original Price and that are approved by the Corporation’s Board of Directors, up to an aggregate amount of $5,000,000, from December 9, 2014 until June 8, 2015.

(vi) issue any debt which is convertible into capital stock of the Corporation or any of its Subsidiaries;

(vii) permit the authorized number of directors on the Board of Directors of the Corporation to be other than eight (8);

(viii) acquire or make an investment in any other Person, where the aggregate value of all such acquisitions or investments is greater than One Million Dollars ($1,000,000), except in connection with the Purchase Agreement;

(ix) dispose of, transfer, sell or exclusively lease or license more than twenty-five percent (25%) of the fair market value of the Corporation’s consolidated assets in any transaction or series of related transactions (other than the sale of inventory in the ordinary course of business) except in connection with a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event;

(x) enter into or incur any debt or lease obligation where the aggregate value of all such obligations outstanding at any one time is greater than One Million Dollars ($1,000,000);

(xi) enter into any transaction with Senior Management or an Affiliate of the Corporation (except for (a) arm’s length employment agreements, (b) agreements set forth on Schedule 6.21 of the Purchase Agreement, (c) compensation, equity grants and similar transactions approved by the Board of Directors of the Corporation, including the Class A/B Board Member and the Class C Board Member or (d) in connection with the Purchase Agreement);

(xii) create or maintain any Subsidiaries other than a Subsidiary in which the Corporation or a Subsidiary is, directly or indirectly, the sole record and beneficial holder of all the equity interests; or

(xiii) increase to over 8,162,563 the number of shares of Common Stock reserved by the Corporation for issuance to employees, officers, consultants, advisors or directors of the Corporation and its subsidiaries pursuant to any equity incentive plan, agreement or arrangement (such number including all shares of Common Stock issued and outstanding pursuant to the exercise of previously granted stock options or granted as restricted stock under any equity incentive plan, agreement or arrangement of the Corporation).

(b) The Corporation shall not, and shall not permit any Subsidiary to, without the prior written consent of (A) either (i) the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock, voting as a class on an as-converted basis; or (ii) the holders of a majority of the Series C Preferred Stock, voting as a class and (B) the Required Holders, either directly or indirectly by amendment, reclassification, conversion, cancellation, merger, consolidation, reorganization or otherwise (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):

(i) alter, amend, repeal, eliminate, nullify or waive any provision of this certificate of incorporation or the Corporation’s by-laws in connection with a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event;

(ii) liquidate, dissolve or wind-up the Corporation (other than by operation of law);

(iii) merge with or into or consolidate with any other entity, whether or not the Company or one of its Subsidiaries is the surviving entity;

(iv) dispose, transfer, sell or exclusively lease or license all or substantially all of the properties or assets of the Corporation;

(v) authorize, declare or pay any distribution (other than dividends on Common Stock payable solely in Common Stock) on any of the capital stock of the Corporation in connection with an event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event;

(vi) dispose of, transfer, sell or exclusively lease or license more than twenty-five percent (25%) of the fair market value of the Corporation’s consolidated assets in any transaction or series of related transactions (other than the sale of inventory in the ordinary course of business) in connection with a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event; or

(vii) redeem, purchase or otherwise acquire for value any equity security of the Corporation or any equity security of any Subsidiary in connection with a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, except for (i) repurchases of equity securities of the Company or its Subsidiaries from employees in connection with their termination of employment pursuant to contractual call rights or rights of first refusal in which equity securities of the Company held by such employees are redeemed at a price no greater than the original purchase price for such equity securities, (ii) redemption of Preferred Stock pursuant to Section 4 or (iv) repurchases of capital stock of the Corporation by the Corporation at purchase prices per share of no more than the Series D Original Price and that are approved by the Corporation’s Board of Directors, up to an aggregate amount of $5,000,000, from December 9, 2014 until June 8, 2015.

Notwithstanding anything contained herein to the contrary, the prior written consent of the Required Holders for any action described in this Section 6(b) shall not be required if such action is undertaken in connection with the consummation of an Investor Exit Event; provided, that in no event shall the Corporation take any action in connection with the consummation of an Investor Exit Event that would have the effect of altering the amount and/or form of the proceeds an Investor would receive in such Investor Exit Event pursuant to the terms of this certificate of incorporation (without giving effect to any amendments or alterations made, directly or indirectly, without the consent of the Required Holders) without the consent of the Required Holders. In no event shall the Corporation take any action in connection with a Deemed Liquidation Event that is not an Investor Exit Event that is permitted by this Section 6(b) (or refrain from taking any action because of this Section 6(b)) that has the effect of preventing or delaying payment of any amounts due to a stockholder of the Corporation under Section 2 without the consent of the Required Holders.

(c) The Corporation shall not, and shall not permit any Subsidiary to, without the prior written consent of the holders of 60% of the Series D Preferred Stock, voting as a class, either directly or indirectly by amendment, reclassification, conversion, cancellation, merger, consolidation, reorganization or otherwise (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):

(i) alter, amend, repeal, eliminate, nullify or waive any provision of this certificate of incorporation or the Corporation’s by-laws so as to adversely alter the rights, preferences, powers or privileges of the Series D Preferred Stock in a manner that is different or disproportionate relative to any other series of capital stock of the Corporation, except in connection with a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event; or

(ii) increase the number of authorized shares of Series D Preferred Stock or issue any Series D Preferred Stock other than pursuant to the Purchase Agreement.

Section 7. Termination of Conversion Rights.

In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the conversion rights set forth in Section 5 shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock, provided that the Corporation has provided such holders with at least fifteen (15) days’ prior notice of such liquidation, dissolution, winding up or Deemed Liquidation Event.

C. COMMON STOCK

Section 1. Voting Rights.

Except as otherwise provided in this Part C or as otherwise required by applicable law, the holders of Common Stock shall be entitled to cast (in person or in proxy) one vote per share of Common Stock held by such holder on all matters to be voted on by the stockholders of the Corporation.

Section 2. Dividends.

Subject to the provisions of the Preferred Stock, as and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata among all holders of Common Stock.

Section 3. Liquidation.

Subject to the provisions of the Preferred Stock (in particular Part B, Section 2(a)(iii)), the holders of Common Stock shall be entitled to participate pro rata at the same rate per share of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

D. GENERAL

Section 1. Definitions.

“A and B Preferred Stock” means the Series A Preferred Stock together with the Series B Preferred Stock.

“Affiliate” means, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Affiliate shall also include investment funds under common management.

“Bain Acquisition and Exchange Agreement” means the Acquisition and Exchange Agreement, by and among Bain Capital Ventures Fund 2007, L.P., BCIP Venture Associates, BCIP Venture Associates-B, RGIP, LLC, R7 Holding Company, Inc. and the Corporation, dated as of November 16, 2011.

“Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Corporation” has the meaning set forth in Article One.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4(d)(i) and 4(d)(ii) hereof (including, for the avoidance of doubt, the Common Stock to be issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock).

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.01 per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Deemed Liquidation Event” has the meaning set forth in Section 2(d) of Article Four.

“Dividend Reference Dates” has the meaning set forth in Section 1(b) of Article Four, Part B.

“GCLD” has the meaning set forth in Article Three.

“Investors” means TCV VII, L.P., TCV VII(A), L.P., TCV Member Fund, L.P., Bain Capital Venture Fund 2007, L.P., Bain Venture Associates, LLC and Bain Venture Associates B, LLC and their respective Affiliates.

“Investor Exit Event” means a Deemed Liquidation Event in which (a) the proceeds are distributed in accordance with Part B, Section 2 and (b) the consideration paid to each Investor in such Deemed Liquidation Event either (i) consists solely of cash (including, without limitation, cash in the form of future or contingent obligations and cash subject to escrow arrangements) and/or marketable securities (which shall include equity interests of a class registered under the Securities Exchange Act of 1934, as amended or any successor statute) or (ii) consists of an aggregate amount of cash (including, without limitation, cash subject to general escrow arrangements, but excluding (x) cash in the form of future or contingent obligations and (y) cash subject to escrow arrangements for specific identified liabilities) and/or marketable securities (which shall include, without limitation, equity interests of a class registered under the Securities Exchange Act of 1934, as amended, or any successor statute) with a value equal to at least the aggregate Liquidation Value of all of the Preferred Shares held by each such Investor.

“IPO Price” means the price to the public of a share of Common Stock in a Public Offering set forth on the cover of the Corporation’s final prospectus.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Preferred Stock.

“Liquidation Value” as of any particular date shall be equal to $1.01773 per share of the Series A Preferred Stock, $1.563 per share of the Series B Preferred Stock, $7.274 per share of the Series C Preferred Stock and $11.5540 per share of the Series D Preferred Stock, adjusted in each case for any stock dividends, splits, reverse splits, combinations, subdivisions, recapitalizations or the like.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange, the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any securities exchange or quoted in the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the Required Holders (without applying any marketability, minority or other discounts). If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability, minority or other discounts) by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Non-Bain Member Acquisition and Exchange Agreement” means the Acquisition and Exchange Agreement, among the Corporation and all the members of Rapid7 LLC other than R7 Holding Company, Inc., dated as of November 16, 2011.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” has the meaning set forth in Section 5(f) of Article Four.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Purchase Agreement” means the Series D Convertible Preferred Stock Purchase Agreement, dated as of December 9, 2014, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Purchase Agreement for Series C Preferred” means the Series C Convertible Preferred Stock Purchase Agreement, dated as of November 16, 2011, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Purchase and Exchange Agreements” means the Purchase Agreement for Series C Preferred, the Bain Acquisition and Exchange Agreement and the Non-Bain Member Acquisition and Exchange Agreement.

“Preferred Stock” has the meaning set forth in Article Four.

“Preferred Share” has the meaning set forth in Section 1(b) of Article Four, Part B.

“Qualified Public Offering” means a firm commitment underwritten Public Offering of shares of Common Stock in which (A) the aggregate proceeds to the Company as a result of such Public Offering shall be at least $60,000,000 (net of underwriting discounts or commissions and offering expenses), (B) the price per share paid by the public for such shares shall be at least 200% of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering with respect to the Series C Preferred Stock, and (C) after the Public Offering, the Common Stock is listed on the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market.

“Redemption Date” has the meaning set forth in Section 3(a) of Article Four, Part B.

“Redemption Price” has the meaning set forth in Section 3(c) of Article Four, Part B.

“Redemption Request” has the meaning set forth in Section 3(a) of Article Four, Part B.

“Required Holders” means (i) holders of a majority of the Series A Preferred Stock and Series B Preferred Stock, voting as a single class on an as-converted basis and (ii) holders of a majority of the Series C Preferred Stock, voting as a single class.

“Senior Management” means, with respect to any company, the principal executive officer, the principal financial officer, any other officers who report to the Board of Directors or Board of Managers of such company and any officer reporting to the principal executive officer.

“Series A Original Price” means $1.01773.

“Series A Preferred Stock” has the meaning set forth in Article Four.

“Series B Original Price” means $1.563.

“Series B Preferred Stock” has the meaning set forth in Article Four.

“Series C Original Price” means $7.274.

“Series C Preferred Stock” has the meaning set forth in Article Four.

“Series D Preferred Stock” has the meaning set forth in Article Four.

“Series D Original Price” means $11.5540.

“Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

Section 2. Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Preferred Stock and Common Stock. Upon the surrender of any certificate representing Preferred Stock or Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock or Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. In the event a new certificate for Preferred Stock is issued as provided above, dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

Section 3. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock or Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. In the event a new certificate for Preferred Stock is issued as provided above, dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 4. Fractional Shares.

No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

Section 5. Waiver.

Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Required Holders.

Section 6. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

ARTICLE FIVE

Section 1. Board of Directors.

(a) Director Election Rights. The holders of a majority of the then outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis to the exclusion of all other classes of the Corporation’s capital stock, shall be entitled to elect two (2) directors (the “Series A/B Board Members”) to serve on the Corporation’s Board of Directors until any such director’s successor is duly elected by the holders of the A and B Preferred Stock or such director is removed from office by the holders of the A and B Preferred Stock. The holders of a majority of the then outstanding Series C Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each share entitled to one vote, shall be entitled to elect two (2) directors (the “Series C Board Members”) to serve on the Corporation’s Board of Directors until any such director’s successor is duly elected by the holders of the Series C Preferred Stock or such director is removed from office by the holders of the Series C Preferred Stock. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation (the “Remaining Board Members”). Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

(b) Removal. Neither the Series A/B Board Members nor the Series C Board Members nor the Remaining Board Members may be removed from office unless (i) in the case of the Series A/B Board Members, such removal is approved by holders of a majority of the then outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, (ii) in the case of the Series C Board Members, such removal is approved by holders of a majority of the then outstanding Series C Preferred Stock and (iii) in the case of the Remaining Board Members, such removal is approved by holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class.

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE NINE

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the GCLD as in effect at the time such liability is determined. No amendment or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Nine shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Directors and officers of the Corporation may have certain rights to indemnification and/or insurance other than the indemnification provided by the Corporation and all such indemnification and/or insurance is intended to be secondary to the primary obligation of the Corporation to indemnify such director or officer pursuant to this Article Nine. Any repeal or modification of the foregoing provisions of this Article Nine shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

Subject to Article Four, Part D, Section 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

*    *    *    *    *